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As filed pursuant to Rule 424(b)(5) Registration No. 333-105733

Prospectus Supplement
 September 12, 2005
(To Prospectus dated June 6, 2003)

$125,000,000 5.125% Senior Notes due 2012
$125,000,000 5.250% Senior Notes due 2015

New Plan Excel Realty Trust, Inc.

        The $125,000,000 5.125% Senior Notes due 2012, which we refer to in this prospectus supplement as the "5.125% Notes", will bear interest at the rate of 5.125% per year, and the $125,000,000 5.250% Senior Notes due 2015, which we refer to in this prospectus supplement as the "5.250% Notes", will bear interest at the rate of 5.250% per year. We refer to the 5.125% Notes and the 5.250% Notes collectively as the "notes" in this prospectus supplement. Interest on the notes will be payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2006. The 5.125% Notes will mature on September 15, 2012 and the 5.250% Notes will mature on September 15, 2015. We may redeem some or all of the notes at any time prior to their maturity at the redemption prices discussed under the caption "Description of the Notes—Optional Redemption."

        The notes will be our senior unsecured obligations and will not be subject to a sinking fund. The notes will rank equally with all of our other existing and future senior unsecured debt and will effectively rank junior to our existing and future secured indebtedness to the extent of the collateral securing the same and to all existing and future liabilities, guarantees and preferred equity of our subsidiaries.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 8 of our annual report on Form 10-K for the year ended December 31, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per 5.125% Note	Total for 5.125% Notes	Per 5.250% Note	Total for 5.250% Notes	Total
Public offering price (1)	99.919%	$124,898,750	99.372%	$124,215,000	$249,113,750
Underwriting discount	0.625%	$781,250	0.650%	$812,500	$1,593,750
Proceeds (before expenses) to us	99.294%	$124,117,500	98.722%	$123,402,500	$247,520,000

(1)
Plus accrued interest from September 19, 2005 if settlement occurs after that date.

        The underwriters expect to deliver the notes to investors in book-entry only form through the facilities of The Depository Trust Company on or about September 19, 2005.

Joint Book-Running Managers

JPMorgan	UBS Investment Bank	Wachovia Securities

BNY Capital Markets, Inc.	PNC Capital Markets Inc.	SunTrust Robinson Humphrey

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

        When used in this prospectus supplement or the accompanying prospectus, except where the context otherwise requires, the terms "we", "our", "us" and "the Company" refer to New Plan Excel Realty Trust, Inc. and, where appropriate, its subsidiaries.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement or the accompanying prospectus (including documents incorporated by reference) may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

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  national or local economic, business, real estate and other market conditions, including the ability of the general economy to recover timely from economic downturns

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  the competitive environment in which we operate

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  property ownership and management risks

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  financial risks, such as the inability to obtain debt or equity financing on favorable terms

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  possible future downgrades in our credit rating

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  the level and volatility of interest rates and changes in the capitalization rates with respect to the acquisition and disposition of properties

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  financial stability of tenants, including the ability of tenants to pay rent, the decision of tenants to close stores and the effect of bankruptcy laws

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  the ability to maintain our status as a REIT for federal income tax purposes

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  governmental approvals, actions and initiatives

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  environmental/safety requirements and costs

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  risks of real estate acquisition and development, including the failure of pending developments and redevelopments to be completed on time and within budget and the failure of newly acquired or developed properties to perform as expected

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  risks of disposition strategies, including the failure to complete sales on a timely basis and the failure to reinvest sale proceeds in a manner that generates favorable returns

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  risks of joint venture activities, in light of the fact that we own a substantial number of properties through joint ventures

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  other risks identified in our annual report on Form 10-K and, from time to time, in other reports we have filed with the Securities and Exchange Commission but not incorporated herein by reference.

        We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in the notes, you should read this entire prospectus supplement and the accompanying prospectus carefully, especially the section entitled "Risk Factors" beginning on page S-5 of this prospectus supplement, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled "Risk Factors" beginning on page 8 of our annual report on Form 10-K for the year ended December 31, 2004.

The Company

        We are one of the nation's largest owners and managers of community and neighborhood shopping centers. As of August 31, 2005, we owned interests in 461 properties, including 149 properties held through joint ventures, in 39 states. Our properties include 442 community and neighborhood shopping centers with approximately 63.4 million square feet of gross leasable area, and 19 other related retail real estate assets with approximately 1.8 million square feet of gross leasable area.

        We are a self-administered and self-managed equity real estate investment trust, which we refer to as a REIT, that is incorporated in Maryland. We maintain our principal executive offices at 420 Lexington Avenue, New York, New York 10170, where our telephone number is (212) 869-3000.

Recent Developments

Acquisitions and Dispositions

        On August 10, 2005, we completed the sale and contribution of 69 community and neighborhood shopping centers, or the Properties, to Galileo America LLC, pursuant to the Contribution and Sale Agreement, dated as of July 19, 2005, by and among the Company, certain of its subsidiaries, Galileo America LLC and Galileo America, Inc. Galileo America LLC acquired the Properties for approximately $968 million of total consideration, comprised of approximately $928 million in cash and approximately $40 million of equity in Galileo America LLC. We have the right to receive up to an additional $12 million in cash based upon the performance of the Properties during the 18-month period following the closing of the transaction.

        A series of related transactions occurred simultaneously with the closing under the Contribution and Sale Agreement. These transactions included (i) the redemption by Galileo America LLC of an existing interest in Galileo America LLC held by an affiliate of CBL & Associates Properties, Inc. for two properties currently owned by Galileo America LLC, (ii) the purchase by us of an asset management fee stream from Galileo America LLC for $18.5 million and (iii) the acquisition by us of the property management rights of an affiliate of CBL & Associates Properties, Inc. with respect to Galileo America LLC for $22.0 million (plus an agreement to purchase certain additional property management rights in 2008 for $7.0 million). At the closing of the Contribution and Sale Agreement and the completion of the related transactions, we owned an approximate 5.0% interest in Galileo America LLC. All of the foregoing transactions are collectively referred to herein as the "Galileo Transaction."

        A portion of the consideration received in connection with the Galileo Transaction was used to repay all amounts outstanding under our $200 million unsecured term loan.

Special Distribution

        On August 10, 2005, in connection with the Galileo Transaction, our board of directors declared a special cash distribution of $3.00 per common share. The distribution is payable on September 27, 2005 to common stockholders of record on August 25, 2005.

Amendments to Credit Facilities and Term Loans

        On July 19, 2005, in anticipation of the Galileo Transaction, we entered into amendments to our $350 million revolving credit facility and our $150 million secured term loan facility, modifying the asset sale covenants, the dividend covenants, the minimum net worth covenants, the unsecured debt to unencumbered asset value covenants and the capitalization rates.

Redemption of Notes

        On August 4, 2005, we announced that we have called for redemption all $250 million of our outstanding 5.875% senior notes due 2007. The 5.875% senior notes are being redeemed on September 15, 2005 at a redemption price equal to the sum of 100% of their principal amount, any interest accrued up to, but excluding, the redemption date, and the applicable "make-whole" premium relating to such notes. Interest on the 5.875% senior notes will cease to accrue on and after the redemption date.

The Offering

Issuer	New Plan Excel Realty Trust, Inc.
Securities Offered	$125,000,000 aggregate principal amount of 5.125% Senior Notes due 2012. $125,000,000 aggregate principal amount of 5.250% Senior Notes due 2015.
Maturity	The 5.125% Notes mature on September 15, 2012. The 5.250% Notes mature on September 15, 2015.
Sinking Fund	None.
Optional Redemption
We may redeem some or all of the notes at any time prior to maturity at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest, if any, to the redemption date and the Make-Whole Amount, if any, applicable to such notes, as defined in "Description of the Notes—Optional Redemption" beginning on page S-8 of this prospectus supplement.
Interest
5.125% per year on the outstanding principal amount of the 5.125% Notes, payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2006.
5.250% per year on the outstanding principal amount of the 5.250% Notes, payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2006.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured debt. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing the same and to all existing and future liabilities, guarantees and preferred equity of our subsidiaries.
Use of Proceeds
We expect that the net proceeds from this offering will be approximately $247 million after deducting underwriting discounts and commissions and other expenses of the offering. We expect to use the net proceeds, together with cash on hand, to redeem all of our outstanding 5.875% senior notes due 2007. We are temporarily using cash on hand to redeem the 5.875% senior notes on September 15, 2005 until proceeds from this offering become available on September 19, 2005 upon settlement of the notes. See "Use of Proceeds."
Trustee and Paying Agent	U.S. Bank Trust National Association.
Risk Factors
See "Risk Factors" beginning on page S-5 of this prospectus supplement and other information contained or incorporated by reference herein, especially the section entitled "Risk Factors" beginning on page 8 of our annual report on Form 10-K for the year ended December 31, 2004, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Form
The notes will be issued in book-entry only form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Covenants
Under the indenture governing the notes, we have agreed to certain restrictions on incurring debt and entering into certain transactions. See "Description of Debt Securities—Certain Covenants" beginning on page 9 of the accompanying prospectus.
Trading	We have not applied and do not intend to apply for the listing of the notes on any securities exchange.

        For additional information regarding the terms of the notes, see "Description of the Notes" beginning on page S-7 of this prospectus supplement.

RISK FACTORS

        Your investment in the notes involves certain risks. You should consider carefully, among other matters, the following discussion of risks, along with the discussion of risks contained in our most recent annual report on Form 10-K, and the other risks and information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes.

        If any of the following risks are realized, our business, prospects, financial condition, results of operations, our ability to service debt, including the notes, and our ability to pay expected dividends to our stockholders, could be seriously harmed.

Risk Related to Purchasing or Owning the Notes

  The absence of a public market for the notes on resale could adversely affect the trading price of the notes.

        Prior to this offering, there has been no trading market for the notes, and the notes will not be listed on any national securities exchange. Any market making activity in the notes will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be liquid or be maintained. If an active market for the notes fails to develop or is not liquid or maintained, the trading price of the notes could be materially adversely affected.

  The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

        We derive a portion of our cash flow from our subsidiaries. We must rely to a significant extent on dividends and other payments from our subsidiaries (or must raise funds in public or private equity or debt offerings or sell assets) to generate the funds necessary to meet our obligations, including the payment of principal and interest on the notes. If the dividends and other payments from our subsidiaries were insufficient to meet such obligations, there could be no assurance that our cash flow would be sufficient to meet such obligations (or that we would be able to obtain such funds on acceptable terms or at all).

        The notes will be unsecured and will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. As of June 30, 2005, our total secured indebtedness, including secured indebtedness of our subsidiaries, was approximately $689 million. The indenture governing the notes permits us to incur additional secured indebtedness provided certain conditions are met. See "Description of Debt Securities—Certain Covenants" in the accompanying prospectus. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. The notes also will be effectively subordinated to all existing and future preferred equity and unsecured and secured liabilities of and guarantees issued by our subsidiaries. As of June 30, 2005, total preferred equity and liabilities of our subsidiaries was approximately $856 million. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to one of our subsidiaries, the Company, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary's creditors and any preferred equity holders. In addition, several of our subsidiaries have guaranteed our $350 million revolving credit facility and our $150 million secured term loan facility. Because our subsidiaries are not guaranteeing the notes, the notes will be effectively subordinated to those facilities.

USE OF PROCEEDS

        We expect that the net proceeds from this offering will be approximately $247 million after deducting underwriting discounts and commissions and other expenses of this offering. The net proceeds, together with cash on hand, will be used to redeem all of our outstanding 5.875% senior notes due 2007. The 5.875% senior notes bear interest at the rate of 5.875% per year. We are temporarily using cash on hand to redeem the 5.875% senior notes on September 15, 2005 until proceeds from this offering become available on September 19, 2005 upon settlement of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our historical ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Year Ended December 31,
Six Months Ended June 30, 2005
	2004	2003	2002	2001	2000
2.1	2.1	2.1	1.3	1.8	2.0

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends and capitalized interest) to pretax income from continuing operations before adjustment for minority interests in income of consolidated partnerships or equity in income of unconsolidated ventures plus distributions from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities set forth under the caption "Description of Debt Securities" beginning on page 5 of the accompanying prospectus. The following summary of certain terms of the notes and the Indenture (as defined below) is not complete. You should refer to the Indenture under which the notes will be issued. Capitalized terms used in this prospectus supplement but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus and/or the Indenture.

        The 5.125% Notes and the 5.250% Notes will be issued as separate series of senior debt securities under an Indenture, dated as of January 30, 2004, as amended, supplemented or modified from time to time (the "Indenture"), between us and U.S. Bank Trust National Association, as trustee (the "Trustee"), and pursuant to resolutions of our board of directors and an officers' certificate, setting forth the principal, interest and other terms of the 5.125% Notes and the 5.250% Notes. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The terms of the notes will include those provisions contained in the Indenture and the officers' certificate and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

General

        The notes will be our direct senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing the same and to all existing and future preferred equity and unsecured and secured liabilities of and guarantees issued by our subsidiaries.

        The Indenture does not limit the aggregate principal amount of securities that may be issued thereunder, and securities may be issued thereunder from time to time in one or more separate series up to the aggregate principal amount from time to time authorized by us for each series. The 5.125% Notes will be initially limited to $125,000,000 in aggregate principal amount and the 5.250% Notes will be initially limited to $125,000,000 in aggregate principal amount. At any time and without the consent of the then existing holders, we may issue additional debt securities, having the same terms as the 5.125% Notes or the 5.250% Notes, as applicable, other than the date of original issuance, the issue price, the date on which interest begins to accrue and in some circumstances, the first interest payment date, such that these additional debt securities will form a single series with the 5.125% Notes or the 5.250% Notes, as applicable. The terms of the notes will not limit the amount of additional liabilities that we or our subsidiaries can create, incur, assume or guarantee, except in certain circumstances. See "Description of Debt Securities—Certain Covenants" beginning on page 9 of the accompanying prospectus.

        The 5.125% Notes will mature on September 15, 2012 and the 5.250% Notes will mature on September 15, 2015 unless, in either case, earlier redeemed at our option as described under "—Optional Redemption." The notes will be denominated in, and payments of principal, the applicable Make-Whole Amount (as defined below), if any, and interest will be made in, United States dollars. Each note will be issued as a book-entry note represented by a fully registered global security. The notes will be issued in a minimum denomination of $1,000 and in integral multiples of $1,000. Payments of principal of, the Make-Whole Amount, if any, and interest on the notes will be made by us through the Trustee to DTC. See "—Book-Entry Notes."

        If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no additional interest will accrue on that payment for the period from and after such interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. As used in this prospectus supplement, the term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

        The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" beginning on page 16 of the accompanying prospectus will apply to the notes.

        Please refer to the section entitled "Description of Debt Securities—Events of Default, Notice and Waiver" beginning on page 12 of the accompanying prospectus for a description of the events of default under the Indenture.

        Please refer to the sections entitled "Description of Debt Securities—Certain Covenants" beginning on page 9 of the accompanying prospectus and "Description of Debt Securities—Modification of the Indentures" beginning on page 14 of the accompanying prospectus for a description of the covenants applicable to the notes.

        In addition, subject to the limitation set forth under "Description of Debt Securities—Merger, Consolidation or Sale" beginning on page 12 of the accompanying prospectus, we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or a merger or consolidation of us and another entity, that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention to enter into any such transaction.

Interest

        The 5.125% Notes will accrue interest at a rate of 5.125% per year and the 5.250% Notes will accrue interest at a rate of 5.250% per year, in each case from September 19, 2005 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2006.

        Interest will be paid to the person in whose name a note is registered at the close of business on February 28 or August 31, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

        The notes will be subject to redemption prior to the maturity date at our option at any time in whole or from time to time in part in increments of $1,000 at a redemption price equal to the sum of:

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  the principal amount of the notes being redeemed;

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  unpaid interest on the principal amount of the notes being redeemed accrued to the redemption date; and

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  the Make-Whole Amount, if any, with respect to the principal amount of notes being redeemed;

provided, however, that interest due on any interest payment date on or prior to the redemption date will be paid to the holders of the notes on the regular record date preceding that interest payment date.

        If notice of redemption has been given as provided in the Indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date specified in the notice, the notes will cease to bear interest on the redemption date specified in the notice and the only right of the holders of the notes from and after the redemption date will be to receive payment of the redemption price upon presentation and surrender of the notes in accordance with the notice.

        Written notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the redemption price, the series and the principal amount of the notes held by the holder to be redeemed.

        If less than all the 5.125% Notes or the 5.250% Notes, as applicable, are to be redeemed at our option, we will notify the Trustee under the Indenture at least 15 days prior to the giving of notice of redemption, or such shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of the notes of the particular series to be redeemed and their redemption date. The Trustee will select, in such manner as it deems fair and appropriate, not more than 60 days prior to the redemption date, the notes to be redeemed in part.

        As used in this prospectus supplement, "Make-Whole Amount" means, in connection with any optional redemption of any notes, the excess, if any, of:

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  the aggregate present value as of the redemption date of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the redemption date, that would have been payable in respect of each such dollar of principal if the redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined below), determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which such principal and interest would have been payable if the redemption had not been made, to the redemption date; over

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  the aggregate principal amount of the notes being redeemed.

        "Reinvestment Rate" means a rate per year equal to the sum of 0.15%, in the case of the 5.125% Notes, and 0.20%, in the case of the 5.250% Notes, plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes, as of the redemption date of the notes being redeemed. If no maturity exactly corresponds to that maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. This definition of "Reinvestment Rate" replaces the definition contained in the Indenture for purposes of the notes.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by us.

Form, Exchange, Registration and Transfer

        We will issue the notes in registered form, without interest coupons. Holders may present notes for registration of transfer and exchange at the office maintained by us for such purpose, which will initially be c/o the Trustee, 100 Wall Street, 16th Floor, Corporate Trust Department, New York, New York 10005.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Book-Entry Notes

        Rather than issue the notes in the form of physical certificates, we will generally issue each of the 5.125% Notes and the 5.250% Notes in book-entry form evidenced by a global security for each series. We anticipate that any global securities will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

        DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

        Purchases of notes under the DTC system must be made by or through participants, which will receive a credit for the notes on DTC's records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant's and indirect participants' records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners.

        So long as Cede & Co. is the holder of any global security, Cede & Co. for all purposes will be considered the sole owner of the global security. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Neither DTC nor Cede & Co. consents or votes with respect to the notes. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to the participants whose accounts are credited with the notes on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

        Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

        The global securities will be exchangeable for certificated notes of the same series only if:

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  we, in our sole discretion, elect to do so;

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  DTC is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days; or

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  an event of default has occurred and is continuing with respect to the series of which the notes are a part and beneficial owners representing a majority in aggregate principal amount of that series advise DTC to cease acting as depositary.

        In any of the foregoing events, certificates for the notes will be printed and delivered in exchange for interests in the global security. Any global security that is so exchanged will be exchanged for notes of equal terms and rank, in authorized denominations and registered as directed by DTC. We expect that DTC's instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

        Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the series of securities of which the notes are a part is being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

        Principal, Make-Whole Amount, if any, and interest payments on the notes will be made to Cede & Co. by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name," and will be the responsibility of the participants and indirect participants.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission. Neither we nor any trustee, registrar or paying agent is responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, among us and J.P. Morgan Securities Inc., UBS Securities LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters named below, each of the underwriters has agreed to purchase, and we have agreed to sell to each such underwriter, the aggregate principal amount of each series of notes set forth opposite such underwriter's name below.

Underwriters	Principal Amount of 5.125% Notes	Principal Amount of 5.250% Notes
J.P. Morgan Securities Inc.	$37,500,000	$37,500,000
UBS Securities LLC	32,500,000	32,500,000
Wachovia Capital Markets, LLC	32,500,000	32,500,000
BNY Capital Markets, Inc.	7,500,000	7,500,000
PNC Capital Markets Inc.	7,500,000	7,500,000
SunTrust Capital Markets, Inc.	7,500,000	7,500,000

Total	$125,000,000	$125,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the applicable public offering price less a concession not to exceed 0.375% of the aggregate principal amount of the 5.125% Notes and 0.400% of the aggregate principal amount of the 5.250% Notes. The underwriters may allow, and those dealers may reallow, a concession not to exceed 0.250% of the aggregate principal amount of the 5.125% Notes and 0.250% of the aggregate principal amount of the 5.250% Notes. After the initial offering of the notes to the public, the underwriters may change the applicable public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	5.125% Notes	5.250% Notes
Paid by New Plan	0.625%	0.650%
Total	$781,250	$812,500

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a particular series in excess of the aggregate principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of such notes while this offering is in progress.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be approximately $225,000.

        One or more of the underwriters and their respective affiliates have performed, and may in the future perform, investment banking and advisory services for us from time to time for which they have received and expect to receive customary fees. In addition, JPMorgan Fleming Asset Management, an affiliate of J.P. Morgan Securities Inc., owns an eighty percent (80%) interest in one of our joint venture entities which, as of June 30, 2005, owned nine community and neighborhood shopping centers on a nationwide basis.

        Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between those underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from those underwriters based on transactions such underwriters conduct through the system. The underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Hogan & Hartson L.L.P. will pass upon the legality of the notes offered by this prospectus supplement. Sidley Austin Brown & Wood LLP will act as counsel to the underwriters.

PROSPECTUS

$1,000,000,000

NEW PLAN EXCEL REALTY TRUST, INC.

                  Debt Securities
                  Preferred Stock
                  Depositary Shares
                  Common Stock
                  Warrants
                  Rights

Corporate Headquarters:
1120 Avenue of the Americas
New York, New York 10036
(212) 869-3000

We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

        Investing in our securities involves risks. You should carefully read the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated herein by reference.

         Our common stock is listed on the New York Stock Exchange under the symbol "NXL."

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 6, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, New Plan Excel Realty Trust, Inc. (which we generally refer to as we, us or the "Company" in this prospectus) may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: changes in the global political environment; national and local economic, business and real estate and other market conditions, including the ability of the general economy to recover timely from the current economic downturn; the competitive environment in which we operate; property management risks; financing risks, such as the inability to obtain debt or equity financing on favorable terms; possible future downgrades in our credit rating; the level and volatility of interest rates; financial stability of tenants, including the ability of tenants to pay rent, the decision of tenants to close stores and the effect of bankruptcy laws; the rate of revenue increases versus expense increases; the ability to maintain our status as a REIT for federal income tax purposes; governmental approvals, actions and initiatives; environmental/safety requirements and costs; risks of real estate acquisition and development, including the failure of acquisitions to close and pending developments and redevelopments to be completed on time and within budget; risks of disposition strategies, including the failure to complete sales on a timely basis and the failure to reinvest sale proceeds in a manner that generates favorable returns; risks of joint venture activities; as well as other risks identified in our annual report on Form 10-K for the year ended December 31, 2002, and, from time to time, in the other reports we file with the SEC or in other documents that we publicly disseminate. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov. You may read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain an Internet website that contains information about us at http://www.newplan.com.

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning the Company and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 3, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

  •
  our Current Reports on Form 8-K filed with the SEC on April 17, 2003 and May 19, 2003.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning our General Counsel at:

                New Plan Excel Realty Trust, Inc.
                1120 Avenue of the Americas
                New York, New York 10036
                (212) 869-3000

        Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

ABOUT THE COMPANY

        We are one of the nation's largest owners and managers of community and neighborhood shopping centers. As of March 31, 2003, we owned 393 properties in 35 states. Our properties include 354 community and neighborhood shopping centers with approximately 49.5 million square feet of gross leasable area, and 39 other related retail real estate assets with approximately 2.9 million square feet of gross leasable area. The occupancy rate of our properties (excluding properties under redevelopment) was approximately 89% as of March 31, 2003.

        Our strategy is to own and manage a high quality portfolio of commercial retail properties, a majority of which are community and neighborhood shopping centers, that will provide increasing cash flow while protecting investor capital and providing potential for capital appreciation. We seek to implement this strategy by:

  •
  aggressively managing, and where appropriate, redeveloping and upgrading our properties;

  •
  making selective acquisitions of well-located neighborhood and community shopping centers, either on an individual basis or in portfolio transactions;

  •
  effecting non-strategic asset dispositions and recycling the capital created by those transactions; and

  •
  continuing to maintain a strong and flexible financial position to facilitate growth.

        As of March 31, 2003, we had approximately 372 employees and 20 offices (consisting of six regional offices and 14 satellite field offices) coast-to-coast. Our principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, where our telephone number is (212) 869-3000.

RISK FACTORS

        You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

        Unless otherwise described in the supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general business purposes, which may include opportunistic acquisitions of neighborhood and community shopping centers, including individual properties, portfolios and companies, some of which may be significant, the expansion, redevelopment and improvement of certain properties in our portfolio, and the repayment of outstanding indebtedness.

EARNINGS RATIOS

        Our historical ratio of earnings to fixed charges for each of the periods indicated were as follows:

	Years Ended December 31,
Three Months Ended March 31, 2003					Five Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
2.3	1.2	1.7	1.8	2.3	2.4	2.4

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income from continuing operations before adjustment for minority interests in consolidated partnerships and undistributed income from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

        The ratio of earnings to fixed charges and preferred stock dividend requirements of the Company for the periods in which the Company had preferred shares outstanding, were as follows:

	Years Ended December 31,
Three Months Ended March 31, 2003					Five Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
1.9	(a)	1.4	1.5	1.8	1.9	2.1

(a)
Due to impairment of real estate charge of $88.2 million in 2002, the coverage ratio was less than 1:1. We would require additional earnings of $6.2 million to achieve a coverage of 1:1.

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends) to income from continuing operations before adjustments for minority interests in consolidated subsidiaries and income or loss from equity in income of unconsolidated ventures. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

        Any senior debt securities offered by means of this prospectus will be issued under one or more senior debt securities indentures, as amended or supplemented from time to time (the "Senior Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. Subordinated debt securities will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time (the "Subordinated Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures." A form of Senior Debt Securities Indenture and a form of the Subordinated Debt Securities Indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the respective corporate trust offices of the trustees or as described above under "Where to Find Additional Information." The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939. The description of the Indentures set forth below assumes that the Company has entered into both of the Indentures. The Company will execute and deliver one or both of the Indentures when and if it issues debt securities. The statements made hereunder relating to the Indentures and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, all section references appearing herein are to sections of the Indentures, and capitalized terms used but not defined herein have the meanings set forth in the Indentures.

General

        The debt securities offered by means of this prospectus will be direct, unsecured obligations of the Company. Senior debt securities will rank equally with other senior unsecured and unsubordinated debt of the Company that may be outstanding from time to time, and will rank senior to all subordinated debt securities of the Company that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of the Company, as described under "—Subordination" below.

        Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301 of each Indenture).

        Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by the Company, by or pursuant to a resolution adopted by the Board of Directors, to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture (Section 609 of each Indenture).

        The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms thereof, including:

          (1)   the title of such debt securities;

          (2)   the classification of such debt securities as senior debt securities or subordinated debt securities;

          (3)   the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (4)   the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (5)   the terms and conditions, if any, upon which such debt securities may be convertible into other securities of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, whether such debt securities are convertible into Common Stock or Preferred Stock, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such debt securities are convertible;

          (6)   the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

          (7)   the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (8)   the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (9)   the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable Indenture may be served;

          (10) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (11) the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (12) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (14) whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

          (15) any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default and notice and waiver thereof or covenants set forth in the applicable Indenture;

          (16) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of the Company or a holder, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

          (17) whether such debt securities will be issued in certificated or book-entry form;

          (18) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (19) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

          (20) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

          (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

          (22) the name of the applicable trustee and the address of its corporate trust office; and

          (23) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture (Section 301).

        Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

        Except as set forth under "Certain Covenants—Senior Debt Securities Indenture Limitations on Incurrence of Debt" below, neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock."

        A significant number of the Company's properties are owned through subsidiaries. The rights of the Company and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective secured and unsecured creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered by means of this prospectus will be payable at the corporate trust office of the applicable trustee or an office or agency established by the Company in accordance with the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register for the relevant debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of each Indenture).

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the trustee referred to above. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section 1002).

        Neither the Company nor the trustee for any series of debt securities offered by means of this prospectus will be required to (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or (iii) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305 of each Indenture).

Certain Covenants

        Senior Debt Securities Indenture Limitations on Incurrence of Debt.    Under the Senior Debt Securities Indenture, the Company will not, and will not permit any subsidiary to, incur any Debt (as defined in the Indenture and described below) other than intercompany debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company's Total Assets (as defined in the Indenture and described below) as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt, and (ii) the increase in the Company's Total Assets from the end of such quarter including, without limitation, any increase resulting from the incurrence of such additional Debt (such increase, together with the Company's Total Assets, being referred to as "Adjusted Total Assets" herein) (Section 1004 of the Senior Debt Securities Indenture).

        In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets (Section 1004 of the Senior Debt Securities Indenture).

        In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Debt other than intercompany debt if Consolidated Income Available for Debt Service (as defined in the Indenture and described below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred would have been less than 1.5 times the Maximum Annual Service Charge (as defined in the Indenture and described below) on the Debt of the Company and all subsidiaries to be outstanding immediately after the incurrence of such additional Debt. In determining whether that limit would be exceeded, the Senior Debt Securities Indenture requires that calculations be made on a pro forma basis, assuming that debt incurred, repaid, retired or acquired, and that increases or decreases in Total Assets, occurred at the beginning of the 12-month period (Section 1004 of the Senior Debt Securities Indenture).

        The Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 100% of the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries that is not Secured Debt (Section 1004 of the Senior Debt Securities Indenture).

        As used herein,

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined in the Indenture and described below) of the Company and its subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its subsidiaries, (b) provision for taxes of the Company and its subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) provisions for losses from sales or joint ventures, (g) increases in deferred taxes and other non-cash items, and (h) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income for such period for (i) provisions for gains from sales or joint ventures and (ii) decreases in deferred taxes and other non-cash items.

        "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Debt" of the Company or any subsidiary means any indebtedness of the Company or any subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary, (iii) reimbursement obligations, contingent or otherwise, in connection with letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than reimbursement obligations in connection with letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any subsidiary whenever the Company or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

        "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

        "Secured Debt" means, without duplication, Debt that is secured by a mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible asset(s).

        "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

        "Undepreciated Real Estate Assets" as of any date means the cost of real estate assets of the Company and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Unencumbered Total Asset Value" as of any date means the sum of Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest.

        These covenants may not apply to any issuance of Subordinated Debt Securities.

        Existence.    Except as described under "—Merger, Consolidation or Sale of Assets" below, the Company is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and franchises; provided, however, that the Company is not obligated to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture (Section 1005 of each Indenture).

        Maintenance of Properties.    The Company will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1006 of each Indenture).

        Insurance.    The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1007 of each Indenture).

        Payment of Taxes and Other Claims.    The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effort upon such property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (ii) for which the Company has set apart and maintains an adequate reserve (Section 1008 of each Indenture).

        Provision of Financial Information.    If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees for and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligations of the Company to provide financial information under the applicable provisions of the Indenture.

        Additional Covenants.    Any additional material covenants of the Company contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating thereto.

Merger, Consolidation or Sale

        The Company may merge with or into, consolidate with, or sell, lease or convey all or substantially all of its assets to, any other corporation, limited partnership, limited liability company, company, real estate investment trust or business trust, provided that (a) either the Company shall be the continuing corporation or other entity, or the successor corporation or other entity (if other than the Company) formed by or resulting from any such merger or consolidation or which shall have received the transfer of such assets shall expressly assume all of the obligations of the Company under the Indentures; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustees (Sections 801 and 803 of each Indenture).

Events of Default, Notice and Waiver

        Each Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series when due; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) a default in the payment of recourse indebtedness of the Company which results in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Significant Subsidiary of the Company or the property of the Company or any such Significant Subsidiary; (g) a default in the conversion of securities of that series, continued for 15 days after written notice as provided in the Indenture; and (h) any other Event of Default provided with respect to a particular series of debt securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act. The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

        If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts on any debt security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holders of all outstanding debt securities affected thereby (Section 513 of each Indenture).

        Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest payable on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

        Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof (Section 508 of each Indenture).

        Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512 of each Indenture).

        Within 120 days after the close of each fiscal year, the Company must deliver to each trustee a certificate, signed by one of several specified officers, as to his or her knowledge of the Company's compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof (Section 1010 of each Indenture).

Modification of the Indentures

        Modifications and amendments of each Indenture may be made with the consent of the holders of not less than a majority in principal amount of all debt securities outstanding under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Additional Amounts payable in respect of, or any premium payable on redemption of, or change any obligation of the Company to pay any Additional Amounts set forth in the Indenture relating to, any such debt security, or reduce the amount of principal of an original issue discount security or indexed security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, or any Additional Amounts payable with respect to any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902 of each Indenture).

        The holders of not less than a majority in principal amount of any series of debt securities outstanding under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture with respect to that series of debt securities (Section 1012 of each Indenture).

        Modifications and amendments of each Indenture may be made by the Company and the applicable trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the applicable Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of debt securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities of the securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture; or (x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901 of each Indenture).

        Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that will be deemed outstanding will be the principal amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the applicable Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor will be disregarded (Section 101 of each Indenture).

        Each Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501 of each Indenture). A meeting may be called by the trustee, by the Company, pursuant to a resolution adopted by its Board of Directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504 of each Indenture).

        Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture (Section 1504 of each Indenture).

Discharge, Defeasance and Covenant Defeasance

        The Company may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption or repayment, as the case may be (Section 401 of each Indenture).

        Each Indenture provides that, if the provisions of Article XIV of such Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such debt securities under Sections 1004 to 1009, inclusive, of the applicable Indenture (being the restrictions described under "—Certain Covenants" above) or, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined in the Indenture and described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

        Such a trust may be established only if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Section 1404 of each Indenture).

        "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

        Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a Conversion Event (as defined in the Indenture and described below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101 of each Indenture). Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars. In the event the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the applicable Indenture (which Sections would no longer be applicable to such debt securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Subordination

        Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the Subordinated Debt Securities Indenture in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Debt Securities Indenture and described below) (Sections 1701 and 1702 of the Subordinated Debt Securities Indenture), but the obligation of the Company to make payment of the principal of and interest on the subordinated debt securities will not otherwise be affected (Section 1708 of the Subordinated Debt Securities Indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1703 of the Subordinated Debt Securities Indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1707 of the Subordinated Debt Securities Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the subordinated debt securities.

        Senior Debt is defined in the Subordinated Debt Securities Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Debt Securities Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any trade accounts payable and (4) the subordinated debt securities (Section 101 of the Subordinated Debt Securities Indenture). There are no restrictions in the Subordinated Debt Securities Indenture upon the creation of additional Senior Debt. However, the Senior Debt Securities Indenture contains limitations on incurrence of indebtedness by the Company. See "—Certain Covenants—Senior Debt Securities Indenture Limitations on Incurrence of Debt."

DESCRIPTION OF COMMON STOCK

        The Company has the authority to issue up to 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). On March 31, 2003, the Company had approximately 97,000,000 shares of Common Stock outstanding.

        The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion or exchange of debt securities or preferred stock of the Company or upon the exercise of warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws and the Maryland General Corporation Law.

        Subject to the preferential rights of any other shares or series of capital stock, holders of the Company's Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on any of its Preferred Stock. See "Description of Preferred Stock." Upon the distribution of assets in connection with any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law and the Company's Charter and Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as the Company's Series D Preferred Stock, the holders of which have the right to vote with the holders of the Company's Common Stock as though part of the same class), the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the Company's Common Stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining Common Stock will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. Subject to the provisions of the Company Charter regarding the restrictions on transfer and limitations on ownership of the Common Stock or the Preferred Stock, shares of the Common Stock will have equal dividend, liquidation and other rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

Restrictions on Ownership

        With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

Shareholder Rights Plan

        The Company has a Shareholder Rights Plan under which one preferred share purchase right (a "Right") is attached to each outstanding share of the Company's Common Stock. When exercisable, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series C Junior Participating Preferred Stock ("Series C Preferred Stock") for an exercise price of $45, subject to certain anti-dilution adjustments. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company's Common Stock.

        The Rights will become exercisable only if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 15% or more of the Company's Common Stock. Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of the Company's Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to the Company's Common Stock, but junior to the Company's 8 5/8% Series B Cumulative Redeemable Preferred Stock, 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock and Preferred Stock ranking on a parity with such Preferred Stock as to distributions or rights upon liquidation, dissolution or winding up of the affairs of the Company, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Series C Preferred Stock. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with shares of the Company's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the Company's Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of the Company's Common Stock. Shares of Series C Preferred Stock are generally not redeemable. The Rights are protected by customary anti-dilution provisions.

        Until a person or group acquires or announces a tender offer to acquire 15% or more of the Common Stock, the Rights will be evidenced by the certificates representing shares of Common Stock of the Company and will be transferred with and only with such certificates. The surrender for transfer of any certificate for shares of Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. The Rights will expire on October 8, 2003, unless earlier redeemed or exchanged by the Company or terminated.

        In the event that a person becomes an acquiring person or if the Company were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the Company's Common Stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the acquiring person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of the Company's Common Stock having a market value of two times the then current exercise price under the Right. In the event that, after a person has become an acquiring person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current exercise price under the Right.

        At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of the Company's Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an acquiring person which will have become void), in whole or in part, for that number of shares of the Company's Common Stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the exercise price) per Right (subject to adjustment).

        The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time before the time that an acquiring person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of Common Stock of the Company if certain events thereafter occur without the Rights having been redeemed. However, because the Rights are redeemable by the Board of Directors in certain circumstances, the Rights should not interfere with any merger or other business combination approved by the Board of Directors.

Registrar and Transfer Agent

        The registrar and transfer agent for the Company's Common Stock is EquiServe Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue 25,000,000 shares of Preferred Stock, par value $.01 per share (the"Preferred Stock"). As of March 31, 2003, 780,000 shares of Preferred Stock were issued and outstanding, consisting of 630,000 shares of 8 5/8% Series B Cumulative Redeemable Preferred Stock (all of which were redeemed on May 5, 2003 at an aggregate cost of $158 million, plus accumulated, accrued and unpaid dividends) and 150,000 of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock. On April 21, 2003 we completed a public offering of 800,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock. Each outstanding series of Preferred Stock is traded as depositary shares, each depositary share representing a 1/10 fractional interest of a share of Preferred Stock. As of March 31, 2003, 100,000 shares of Series C Preferred Stock had been classified and were reserved for issuance under the Company's shareholder rights plan. See "Description of Common Stock—Shareholder Rights Plan."

        Under the Company's Charter, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Charter to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

        The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter (including the applicable Articles Supplementary) and Bylaws and the Maryland General Corporation Law.

General

        Subject to limitations prescribed by Maryland law and the Company's Charter and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

          (1)   the title and stated value of such Preferred Stock;

          (2)   the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3)   the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4)   whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5)   the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6)   the provisions for a sinking fund, if any, for such Preferred Stock;

          (7)   the provisions for redemption, if applicable, of such Preferred Stock;

          (8)   any listing of such Preferred Stock on any securities exchange;

          (9)   the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

          (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and

          (13) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

Rank

        Unless otherwise specified in the prospectus supplement relating to a particular series of Preferred Stock, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to any equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Charter for these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the prospectus supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

        Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

        Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, to be described in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company, and except for a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee benefit plan of the Company or any subsidiary or as provided for under the Company's Charter to protect the Company's status as a REIT).

        Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

        If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Internal Revenue Code) any portion of the total dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the "capital gain dividends" that will be allocable to the holders of Preferred Stock will be the total amount of "capital gain dividends" multiplied by a fraction, the numerator of which shall be the total dividends paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the total dividends for the year.

Redemption

        If so described in the applicable prospectus supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

        If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Charter.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

        In addition, and the foregoing to the contrary notwithstanding, the shares of Preferred Stock will be issued subject to the terms and provisions of the Charter providing for a purchase option in favor of the Company in respect of those shares, in order to protect the Company's status as a REIT. See "Restrictions on Ownership of Capital Stock."

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

        Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement and Articles Supplementary.

        Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors of the Company, if not then previously increased by reason of a similar arrearage with respect to any series of Preferred Stock with like rights, will automatically be increased by two and the holders of each series of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting of the shares of Preferred Stock of any series so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting at which their successors are to be elected, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment; whereupon, in either such case, either such directors shall resign or their term of office shall expire, and the number of directors constituting the Board of Directors shall be decreased accordingly.

        Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Conversion Rights

        The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

Restrictions on Ownership

        With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

Transfer Agent

        The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

        The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

        In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

        Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever the Company redeems shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company that will not result in a violation of the ownership restrictions in the Company's Charter applicable to owners of the Company's Common Stock and Preferred Stock. See "Restrictions on Ownership of Capital Stock."

        From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

        The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (iii) each share of the related

Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

Charges of Preferred Stock Depositary

        The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

        The preferred stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred stock depositary with respect to the related Preferred Stock.

        Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Restrictions on Ownership

        Holders of depositary receipts will be subject to the ownership restrictions of the Company's Charter which provides, with certain exceptions, that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

DESCRIPTION OF WARRANTS

        The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the currencies in which the price or prices of such warrants may be payable; (5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of material federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

        The Company may issue rights to its shareholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution; (2) the aggregate number shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued; (4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

        For the Company to continue to qualify as a REIT under the federal tax code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). See "Material Federal Income Tax Considerations."

        The Company's Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of the Company that a person may own. The Charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Company's stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding Preferred Stock) of the outstanding shares of each class or series of stock of the Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock (as defined in the Indenture and explained below) of the Company) (the "Ownership Limit"). The number and value of shares of the outstanding Common Stock and Preferred Stock (collectively, the "Equity Stock") is required to be determined in good faith, which determination shall be conclusive for all purposes hereof.

        The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer that, if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the Board of Directors as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the share of stock causing such violation to the Company (as defined below).

        The Company Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the federal tax code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Company that resulted in a transfer of shares to the Company, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Company's Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

        If any transfer of shares of stock of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Company's Charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Company that shares of stock have been transferred to the trustee of the Trust shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the trustee of the Trust shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the trustee of the Trust acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

        The trustee of the Trust may transfer the shares of stock held in the Trust to a person, designated by the trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in the Company Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Company's Charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee of the Trust upon demand.

        In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that such transfer occurred. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee of the Trust shall distribute the net proceeds of the sale to the Purported Transferee.

        All certificates representing shares of the Common Stock and the Preferred Stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the federal tax code or the regulations promulgated thereunder) of the number or value of outstanding shares of Equity Stock of the Company, shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Equity Stock or otherwise be in the best interest of the Company's stockholders.

BOOK-ENTRY SECURITIES

        The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a REIT, and the ownership and disposition of the securities offered under this Prospectus. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering.

        Because this is a summary that is intended to address only federal income tax consequences relating to the ownership and disposition of the securities offered under this prospectus, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

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  special rules that are not discussed below may apply to you if, for example, you are:

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  a tax-exempt organization,

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  a broker-dealer,

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  a non-U.S. person,

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  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

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  subject to the alternative minimum tax provisions of the Code,

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  holding the securities as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

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  holding the securities through a partnership or similar pass-through entity,

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  a person with a "functional currency" other than the U.S. dollar,

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  a U.S. expatriate, or

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  otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code");

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  this summary does not address state, local or non-U.S. tax considerations;

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  this summary deals only with investors that hold the securities offered under this prospectus as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our the securities offered under this prospectus on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this Prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, that do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of the securities offered under this prospectus. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of the securities offered under this prospectus and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT.

        We believe that each of the Company's predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., was organized and operated, commencing with the taxable years ended July 31, 1972 and December 31, 1987, respectively, in a manner so as to qualify for taxation as a REIT under the Code. We believe that our Company is currently organized, and since the merger of the predecessor companies, has operated in a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. There can be no assurance, however, that we qualify or will remain qualified as a REIT.

        The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, the various requirements under the Code, as described in this Prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and our diversity of stock ownership. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company as a REIT—Failure to Qualify."

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders but our stockholders will generally be taxed on dividends that they receive at ordinary income rates other than dividends designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders are currently taxed on dividends they receive at capital gains rates. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

        While we are generally not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

  1. We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  2. Under some circumstances, we may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

  3. If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  4. Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  5. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  6. We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

    •
    85% of our REIT ordinary income for the year,

    •
    95% of our REIT capital gain net income for the year, and

    •
    any undistributed taxable income from prior taxable years.

  7. We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  8. If we acquire any assets from a taxable C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, some of the dividends we pay to our stockholders during the following year may be subject to tax at the reduced capital gains rates, rather than tax at ordinary income rates. See "Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders—Qualified Dividend Income."

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, Article VII of our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of stock requesting information regarding the actual ownership of the stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. If either New Plan Realty Trust or Excel Realty Trust, Inc., whose businesses were combined in a merger transaction on September 28, 1998 to form the Company, failed to qualify as a REIT throughout the duration of its existence, it might have had undistributed earnings and profits from a non-REIT year. If that were the case and either of the

Company's predecessor companies did not distribute such earnings and profits prior to the merger transaction, the Company might not qualify as a REIT. The Company believes that each of the predecessor companies qualified as a REIT and that, in any event, neither of the predecessor companies had any undistributed earnings and profits from a non-REIT year at the time of the merger transaction. Because we believe that we have qualified as a REIT at all times since the merger, we do not believe that we have any undistributed earnings and profits that are attributable to a non-REIT taxable year. However, the IRS could determine otherwise.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. We hold a significant portion of our assets through qualified REIT subsidiaries.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of us. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. If dividends are paid by one or more of our taxable REIT subsidiaries to us, then dividends from us to our stockholders, up to the amount of dividends we received from our taxable REIT subsidiaries, will generally be eligible to be subject to tax at reduced capital gains rates, rather than tax at ordinary income rates. See "Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders—Qualified Dividend Income."

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries include ERT Development Corporation and its corporate subsidiaries.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under interest rate hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

  •
  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

  •
  rent any property to a related party tenant, including a taxable REIT subsidiary;

  •
  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

  •
  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        ERT Development Corporation, a taxable REIT subsidiary of ours, performs certain activities that cannot be performed by us, such as developing properties held by us in the ordinary course of business and earning fees relating to those activities that would not qualify as "good income" under the 75% and 95% tests. Our share of any dividends received from ERT Development Corporation, other taxable REIT subsidiaries, and from other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received interest payments from ERT Development Corporation and other sources that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

        In addition to the 75% and 95% gross income tests, our predecessor companies had to meet a 30% gross income test for our taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of a company's gross income, including gross income from prohibited transactions. We believe that our predecessor companies met the 30% gross income test for relevant years that ended prior to January 1, 1998. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

        Prohibited Transactions Tax.    Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make sales of properties as are consistent with our investment objectives. However, not all of our sales will satisfy the "safe harbor" requirements described above. While we acquire and hold our properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the IRS might not contend sales of our property are sales of dealer property and are subject to the 100% penalty tax.

        In addition, we own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. We believe that our infrequent sales of outparcels should not result in the outparcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the IRS could contend otherwise, in which event the profit from such sales allocable to us would be subject to the 100% tax. If we determine that the anticipated level of activity with respect to the outparcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. The taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  1.
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships for income tax purposes, and the subsidiaries of these partnerships that are partnerships for income tax purposes, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

  2.
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  3.
  Except for securities in taxable REIT subsidiaries, and the securities in the 75% asset class described in paragraph 1 above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  4.
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of any one issuer's outstanding voting securities.

  5.
  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  6.
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until July 1, 2001, we owned 100% of the non-voting preferred stock and none of the voting common stock of ERT Development Corporation. In addition, we owned notes issued by ERT Development Corporation. In July 2001, we acquired the voting common stock of ERT Development Corporation and, in 2002, all outstanding loans owed by ERT Development Corporation to the

Company were converted to equity. ERT Development Corporation has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001. We believe that the securities of ERT Development Corporation comprised less than 5% of our total assets and that we owned less than 10% of the voting securities of ERT Development Corporation for all periods before January 1, 2001. For all periods prior to January 1, 2001, there can be no assurance, however, that the IRS might not contend (1) that the value of the securities of ERT Development Corporation held by us (excluding any loans secured by mortgages that qualify as "real estate assets") exceeded the 5% value limitation, (2) that the non-voting stock of ERT Development owned by us should be considered "voting stock" for purposes of the asset tests, or (3) that we otherwise should be considered to have owned more than 10% of the voting stock of ERT Development Corporation.

        We believe that the aggregate value of our securities in ERT Development Corporation, together with all other assets that do not qualify for purposes of the 75% test, does not exceed 25% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

        In addition, we believe that the value of the securities we hold of ERT Development Corporation, together with any securities that we hold of the other taxable REIT subsidiaries, does not exceed, in the aggregate, 20% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that the aggregate value of such securities exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt or (iii) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary and is not an equity interest in an entity treated as a partnership for income tax purposes, we believe that our pro rata share of the value of such securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to—

  1.
  the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

  2.
  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may have to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Partnerships

        General.    We have an interest in one or more partnerships or limited liability companies that may involve special tax considerations. These tax considerations include the following:

  1.
  the allocations of income and expense items of the subsidiary partnerships or limited liability companies, which could affect the computation of our taxable income;

  2.
  the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

  3.
  the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

        We believe that each of the subsidiary partnerships and limited liability companies, other than our limited liability companies that have made an election to be treated as a corporation for federal income tax purposes and have also made an election to be treated as a taxable REIT subsidiary of ours, will be treated for income tax purposes as partnerships (and not as associations taxable as corporations). If one or more of these subsidiary partnerships or limited liability companies were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

        Ownership of Partnership Interests by a REIT.    A REIT that is a partner in an entity treated as a partnership for income tax purposes will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of such a partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships and limited liability companies is treated as our assets and items of income for purposes of applying the asset and income tests. We have direct control of the entities in which we own an interest that are treated as a partnership for income tax purposes. We have operated such partnerships and intend to continue to operate such partnerships in a manner that is consistent with the requirements for qualification as a REIT.

Tax Aspects of Our Investments in ERT Development Corporation

        ERT Development Corporation does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. To the extent that it does so, the cash available for distribution to stockholders is reduced accordingly. However, to the extent that it pays dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions from ERT Development Corporation will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See "Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders—Qualified Dividend Income."

        Our investment in ERT Development Corporation could result in increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, ERT Development Corporation may be limited in its ability to deduct interest payments on notes issued to us. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction or if the amount of rent a tenant pays is reduced as a result of a determination that a portion of such rent is attributable to services performed by a taxable REIT subsidiary, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to us by ERT Development Corporation and amounts attributable to any services performed by ERT Development Corporation for our tenants.

        Our ownership of the securities of taxable REIT subsidiaries currently is subject to certain asset tests. These tests restrict the ability of ERT Development Corporation to increase the size of its business unless the value of our assets increases at a commensurate rate. See "Requirements for Qualification As a REIT—Asset Tests," above.

Taxation of Holders of Our Securities

        As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of the securities offered under this Prospectus that is for United States federal income tax purposes:

  1.
  a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

  2.
  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provided otherwise;

  3.
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  4.
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        Generally, in the case of a partnership that holds our securities offered under this Prospectus, any partner that would be a U.S. holder if it held the securities offered under this Prospectus directly is also a U.S. holder. A "non-U.S. holder" is a holder, including any partner in a partnership that holds the securities offered under this Prospectus, that is not a U.S. holder.

Taxation of U.S. Holders of Our Debt Securities

        Scope of Discussion.    This general discussion of certain U.S. federal income tax consequences applies to you if you acquire our debt securities at original issue for the issue price.

        Taxation of Stated Interest.    You generally must include interest on the debt securities in your federal taxable income as ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

        U.S. federal income tax considerations applicable to any debt securities sold with original issue discount will be described in the applicable prospectus supplement.

        Sale, Redemption or Other Taxable Disposition of our Debt Securities.    Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash (including any redemption premium) or other property, valued at fair market value, less the amount attributable to accrued but unpaid interest on the note and your adjusted tax basis in the note. Your initial tax basis in a note generally will be the price you paid for the note.

        Your gain or loss generally will be long-term capital gain or loss if at the time it is disposed of you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss.

Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 15%. The deductibility of capital losses is subject to limitations.

        Market Discount.    The resale of notes may be affected by the "market discount" provisions of the Code. Market discount on a note will generally equal the amount, if any, by which the principal amount of the note exceeds the U.S. holder's acquisition price. Subject to a de minimis exception, those provisions generally require a U.S. holder of a note acquired at a market discount to treat as ordinary income any gain recognized at maturity or on the earlier disposition of such note to the extent of the "accrued market discount" at the time of maturity or disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the U.S. holder, under a constant-yield method. A U.S. holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the U.S. holder elects to include market discount in income as it accrues.

        Amortizable Premium.    A purchaser of a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant-yield method that reflects semi-annual compounding based on the note's payment period. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction and also has the effect of reducing the U.S. holder's basis in the note.

Taxation of Non-U.S. Holders of our Debt Securities

        Payments of Interest.    This general discussion of certain U.S. federal income tax consequences applies to you if you acquire our debt securities at original issue for the issue price. If you are a non-U.S. holder of notes, interest paid to you generally will not be subject to U.S. federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, provided that you:

  •
  do not actually or constructively own a 10% or greater interest in us;

  •
  are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

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  are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

  •
  provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold our debt securities through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

        If you do not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

        Sales, Redemptions, Exchanges or Other Taxable Dispositions of Notes.    If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

  •
  your investment in our debt securities is effectively connected with your conduct of a U.S. trade or business;

  •
  if you are a non-U.S. holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

  •
  you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

        If you have a U.S. trade or business and the investment in our debt securities is effectively connected with that trade or business, the payment of the sales proceeds with respect to our debt securities would be subject to U.S. federal income tax on a net basis at the rate applicable to United States persons generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's U.S. trade or business.

Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares

  Distributions to Stockholders.

        General.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred stock and then to the common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. holder's stock, the distributions will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. holder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

  1.
  a 15% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 15%; or

  2.
  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. holders of our stock at a maximum rate of 25%.

        In addition, a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 20%, may be applicable for capital gain dividends attributable to our capital gains for periods prior to May 6, 2003.

        We must determine the maximum amounts that we may designate as 15%, 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Qualified Dividend Income.    Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations, our "undistributed" REIT taxable income from the immediately preceding year and our income attributable to the sale of a built-in-gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain.)

        As explained in the preceding paragraph, dividends that we receive that are qualified dividend income to us may increase the amount of dividends that we pay to our stockholders that may be designated as qualified dividend income to our stockholders. Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a RIC) or a qualifying foreign corporation. A foreign corporation will generally be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income to us.

        Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to the dividends received from regulated investment companies and other REITs.

        The amount of our dividends that we may designate as qualified dividend income to our stockholders also may be increased if we are subject to certain taxes. We may increase the amount of dividends that we designate as qualified dividend income by the excess of our "undistributed" REIT taxable income for the prior year plus the amount of our built-in gain for the prior year recognized from the transfer of assets that were acquired from a taxable C corporation in a carry-over basis transaction, over any tax payable by us on such REIT taxable income or built-in gain, in the year following the year in which such income is earned.

        In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the stockholder will have to meet certain other requirements in order to treat the dividend as qualified dividend income to the stockholder. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is an individual and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such stock becomes ex-dividend with respect to such dividend. A longer holding period may apply to preferred dividends which are attributable to a period or periods aggregating in excess of 366 days.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders of our stock generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

        Distributions to Holders of Depositary Shares.    Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the underlying preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of underlying preferred stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of certificates evidencing the underlying preferred stock in exchange for depositary receipts, (ii) the tax basis of each share of the underlying preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for the underlying preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares. For a discussion of the withdrawal of the underlying preferred stock generally, see "Description of Depositary Shares—Withdrawal of Stock". For a discussion of the treatment of dividends and other distributions with respect to the preferred stock of the Company, see the caption "—Taxation of Taxable Domestic Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders."

        Sale of Our Stock or Depositary Shares.    Upon any taxable sale or other disposition of our stock, a U.S. holder of our stock or depositary shares will recognize gain or loss for federal income tax purposes on the disposition of our stock or depositary shares in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. holder's adjusted basis in such stock or depositary shares for tax purposes.

        Gain or loss will be capital gain or loss if the stock or depositary shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of our stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

        Redemption of Preferred Stock and Depositary Shares.    Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred stock to a holder of such stock or depositary shares related to such stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred stock or depositary shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such stock upon the redemption and such holder's adjusted tax basis in the preferred stock or depositary shares redeemed (provided the preferred stock or depositary shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's interest in all classes of our stock under Section 302(b)(3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the holder of the preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred stock or depositary shares being redeemed, but also such holder's ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our preferred stock or depositary shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

        If the holder of preferred stock or depositary shares owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of preferred stock from such a holder would be considered to be "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of our preferred stock or depositary shares intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

        If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred stock or depositary shares will be treated as a distribution on our stock as described under "—Taxation of Taxable Domestic Holders of Our Common

Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders." If the redemption of a holder's preferred stock or depositary shares is taxed as a dividend, the adjusted basis of such holder's redeemed stock or depositary shares will be transferred to any other stock held by the holder. If the holder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Taxation of Non-U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares

        Distributions.    Distributions by us to a non-U.S. holder of our stock or depositary shares that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

  •
  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock or depositary shares will reduce the non-U.S. holder's adjusted basis in its stock or depositary shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock or depositary shares will be treated as gain from the sale of its stock, the tax treatment of which is described below (See "Taxation of Non-U.S. Holders of Our Common Stock, and Preferred Stock and Depositary Shares—Sale of Our Stock or Depositary Shares").

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the stock or depositary shares is effectively connected with the non-U.S. holder's trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.

        Sale of Our Stock or Depositary Shares.    Gain recognized by a non-U.S. holder upon the sale or exchange of our stock or depositary shares generally would not be subject to United States taxation unless:

  •
  the investment in our stock or depositary shares is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our stock or depositary shares constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our stock or depositary shares will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

        We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock or depositary shares would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock or depositary shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock or depositary shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

        Provided that a tax-exempt holder has not held its securities as "debt financed property" within the meaning of the Code, the dividend and interest income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of a security will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Code or has used the security in a trade or business. However, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  1.
  it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  2.
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Backup Withholding Tax and Information Reporting

        U.S. Holders of Securities Offered Under this Prospectus.    In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of the securities offered under this Prospectus to some U.S. holders, unless an exception applies.

        The payor is required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends or interest on the securities offered under this Prospectus is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some security holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a security holder will be allowed as a credit against the security holder's United States federal income tax and may entitle the security holder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our securities information relating to the amount of dividends and interest paid on our securities, and that information reporting may also apply to payments of proceeds from the sale of our securities. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        Non-U.S. Holders of Securities Offered Under this Prospectus.    Generally, information reporting will apply to payments of interest and dividends on our securities, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of a security offered under this Prospectus to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of a security offered under this Prospectus to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a holder of a security offered under this Prospectus when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the security holder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein. Consequently, prospective security holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

State and Local Taxes

        Our Company and our security holders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our security holders may not conform to the federal income tax treatment discussed above. Consequently, prospective security holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

        The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

        Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

        The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

        One or more of the following (or their successors) may be involved as an underwriter or agent in any at-the-market offering of securities:

  •
  Advest, Inc.

  •
  Banc of America Securities LLC

  •
  Banc One Capital Markets, Inc.

  •
  BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

  •
  BNY Capital Markets, Inc.

  •
  Bear Stearns & Co. Inc.

  •
  Ferris, Baker Watts, Incorporated

  •
  First Union Securities, Inc.

  •
  Goldman Sachs & Co.

  •
  Lehman Brothers Inc.

  •
  JPMorgan Chase Securities Inc.

  •
  Legg Mason Wood Walker, Incorporated

  •
  McDonald Investments Inc.

  •
  Merrill Lynch, Pierce, Fenner & Smith Incorporated

  •
  Morgan Stanley & Co. Incorporated

  •
  Prudential Securities, Inc.

  •
  Salomon Smith Barney Inc.

  •
  Stifel, Nicolaus & Company, Incorporated

  •
  Wells Fargo Brokerage Services, LLC

        No more than $200,000,000 in aggregate principal amount of our common stock may be offered and sold in any one or more at-the-market transactions pursuant to this prospectus.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P.

$125,000,000 5.125% Senior Notes due 2012
$125,000,000 5.250% Senior Notes due 2015

New Plan Excel Realty Trust, Inc.

PROSPECTUS SUPPLEMENT

September 12, 2005

JPMorgan

UBS Investment Bank

Wachovia Securities

BNY Capital Markets, Inc.

PNC Capital Markets Inc.

SunTrust Robinson Humphrey

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TABLE OF CONTENTS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Company
Recent Developments
The Offering
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
EXPERTS
LEGAL MATTERS
ABOUT THIS PROSPECTUS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
WHERE TO FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
ABOUT THE COMPANY
RISK FACTORS
USE OF PROCEEDS
EARNINGS RATIOS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF RIGHTS
RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK
BOOK-ENTRY SECURITIES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS